As filed with the Securities and Exchange Commission on February 1, 2019

Registration No. 333-131455

Registration No. 333-110552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

on Form S-1 to:

Form S-3D Registration Statement No. 333-131455 and

Form S-3 Registration Statement No. 333-110552

UNDER

THE SECURITIES ACT OF 1933

ACCESS NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	6035	82-0545425
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

(703) 871-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rachael R. Lape, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

(804) 633-5031

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Access National Corporation (the “Company”) is filing these post-effective amendments to the following registration statements (each, a “Registration Statement,” and together, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”) to deregister all shares of common stock, par value $0.835 per share, of the Company (the “Common Stock”) that had been registered for issuance under the Registration Statements and that remain unsold thereunder:

(1)	Registration Statement on Form S-3D (No. 333-131455), which was filed by the Company with the SEC on February 1, 2006 to register 2,000,000 shares of Common Stock reserved for future issuance under the Access National Corporation Dividend Reinvestment and Stock Purchase Plan; and

(2)	Registration Statement on Form S-3 (No. 333-110552), which was filed by the Company with the SEC on November 17, 2003, as amended on January 15, 2004 and March 4, 2004, to register 1,011,360 shares of Common Stock issuable upon exercise of 1,011,360 outstanding common stock warrants.

On December 23, 2005, the Company issued a 2 for 1 stock split. The authorized shares of Common Stock increased from 30,000,000 to 60,000,000 and par value decreased from $1.67 to $0.835 per share. The share amount listed above for Registration Statement No. 333-110552 is presented on a pre-split basis and does not reflect the stock split.

Pursuant to the Agreement and Plan of Reorganization, dated as of October 4, 2018, as amended on December 7, 2018, between the Company and Union Bankshares Corporation (“Union”), effective on February 1, 2019, the Company merged with and into Union (the “Merger”), with Union as the surviving corporation.

In connection with the Merger, the Company has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused these post-effective amendments to its Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on February 1, 2019.

UNION BANKSHARES CORPORATION, as successor-by-merger to Access National Corporation

By:	/s/ Robert M. Gorman
Name:	Robert M. Gorman
Title:	Executive Vice President and Chief Financial Officer